                                                                     EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                 August 1, 1998

                                 by and between

                                TomaHawk II, Inc.

                                    ("Buyer")

                                       and

                                  Robin Hartley

                                   ("Seller")

ARTICLE I      PURCHASE AND SALE OF BUSINESS.................................6
      SECTION 1.1             Purchase and Sale of Assets....................6
      SECTION 1.2             Excluded Assets................................6
      SECTION 1.3             Assumed and Excluded Liabilities and
                                Obligations .................................6
      SECTION 1.4             Delivery of Purchased Assets...................7
      SECTION 1.5             Payment of Certain Taxes.......................7
      SECTION 1.6             [[Reserved]]...................................7
      SECTION 1.7             Additional Agreements..........................7

ARTICLE II     PURCHASE PRICE; PHYSICAL INVENTORY AND METHOD OF PAYMENT......7
      SECTION 2.1             Aggregate Purchase Price.......................7
      SECTION 2.2             Post-Closing Payment...........................8
      SECTION 2.3             Allocation of Purchase Price...................8

ARTICLE III    THE CLOSING AND TRANSFER OF BUSINESS..........................8
      SECTION 3.1             Closing........................................8
      SECTION 3.2             Manner of Conveyance...........................9

ARTICLE IV     REPRESENTATIONS AND WARRANTIES................................9

ARTICLE V      ADDITIONAL COVENANTS AND AGREEMENTS...........................9
      SECTION 5.1             Interim Conduct of the Business................9
      SECTION 5.2             Regulatory Consents, Authorizations, etc......11
      SECTION 5.3             Access........................................11
      SECTION 5.4             Records and Documents.........................11
      SECTION 5.5             Notice of Default.............................11
      SECTION 5.6             No Inconsistent Action........................12
      SECTION 5.7             Publicity.....................................12
      SECTION 5.8             Additional Agreements.........................12
      SECTION 5.9             Confidential Information......................12
      SECTION 5.10            Non-competition and Non-interference..........13
      SECTION 5.11            Relocation of the Business....................14

ARTICLE VI     CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.................14
      SECTION 6.1             Accuracy of Warranties; Performance of
                                Covenants ..................................14
      SECTION 6.2             Regulatory Consents, Authorizations, etc......15
      SECTION 6.3             No Pending Action.............................15
      SECTION 6.4             No Material Adverse Change....................15
      SECTION 6.5             No Adverse Laws...............................15
      SECTION 6.6             Force Majeure.................................15
      SECTION 6.7             Third Party Consents..........................16
      SECTION 6.8             [[Reserved]]..................................16
      SECTION 6.9             Further Actions...............................16
      SECTION 6.10            Certificates..................................16


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

      SECTION 6.11            Investigation.................................16
      SECTION 6.12            Additional Agreements.........................16

ARTICLE VII    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER................16
      SECTION 7.1             Accuracy of Warranties; Performance of
                                Covenants ..................................17
      SECTION 7.2             Regulatory Consents, Authorizations, etc......17
      SECTION 7.3             No Pending Action.............................17
      SECTION 7.4             No Material Adverse Change....................17
      SECTION 7.5             No Adverse Laws...............................17
      SECTION 7.6             Force Majeure.................................18
      SECTION 7.7             Further Actions...............................18
      SECTION 7.8             Certificate...................................18
      SECTION 7.9             Additional Agreements.........................18

ARTICLE VIII   EMPLOYEES....................................................18

ARTICLE IX     SURVIVAL AND INDEMNIFICATION.................................18
      SECTION 9.1             Survival......................................18
      SECTION 9.2             Indemnification by Seller.....................19
      SECTION 9.3             Indemnification by Buyer......................19
      SECTION 9.4             Event of Breach and Adverse Consequences......19
      SECTION 9.5             Certain Other Agreements......................19
      SECTION 9.6             Notice and Demand, etc........................20
      SECTION 9.7             Determination of Loss.........................21

ARTICLE X      MISCELLANEOUS PROVISIONS.....................................21
      SECTION 10.1            Brokers.......................................21
      SECTION 10.2            Entire Understanding..........................21
      SECTION 10.3            Waiver and Amendment..........................21
      SECTION 10.4            Headings......................................21
      SECTION 10.5            Counterparts..................................22
      SECTION 10.6            Interpretation................................22
      SECTION 10.7            Notices.......................................22
      SECTION 10.8            Successors and Assigns........................23
      SECTION 10.9            Attorneys' Fees...............................23
      SECTION 10.10           Governing Law.................................23
      SECTION 10.11           Construction..................................23
      SECTION 10.12           Cooperation...................................23
      SECTION 10.13           Expenses......................................24
      SECTION 10.14           Representation by Counsel.....................24
      SECTION 10.15           Binding Arbitration...........................24


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                                    EXHIBITS

EXHIBIT           SUBJECT

1.1               Purchased Assets
1.2               Excluded Assets
1.7(i)            Form of Consulting Agreement
1.7(ii)           Form of Promissory Note
1.7(iii)          Form of Security Agreement
1.7(iv)           Form of Escrow Agreement
4                 A   Representations and Warranties of Seller
                  B.  Representations and Warranties of Buyer

                                    SCHEDULES

SCHEDULE    SUBJECT

1.1         Purchased Assets
1.1(d)      Fixed Assets, Physical Assets and Other Tangible Property
1.1(g)      Assumed Equipment Leases
9           Financial Statements
11          Condition and Sufficiency of the Purchased Assets
13          Excluded Accounts Payable
14          Excluded Accounts Receivable
15          Undisclosed Liabilities
20(a)       Assumed Contracts
20(b)       Restrictions on Agents of the Company
20(c)       Unenforceable Assumed Contracts
20(d)       Lack of Compliance with Assumed Contracts
21(b)       Insurance Arrangements
21(c)       Insurance Policy History
22          Employees
24(a)       Intellectual Property Assets
24(b)       Assumed Contracts Related to Intellectual Property Assets
27          Related Party Agreements
32          Personal and Real Property Leases

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 1, 1998 (the "Effective Date") by and between TOMAHAWK II, INC., an Illinois corporation ("Buyer"), and ROBIN HARTLEY, an individual resident of the State of California ("Seller").

      The parties hereto agree as follows:

                                    ARTICLE I

                          PURCHASE AND SALE OF BUSINESS

      SECTION 1.1 Purchase and Sale of Assets. On the basis of the representations and warranties herein, and subject to the terms, conditions and other provisions contained herein, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller on the Closing Date (as defined herein) all right, title and interest in and to all of the properties and the assets of Aerated Engineering Co., a sole proprietorship (the "Company"), of every kind, nature and description, used in or relating to the Business (as defined herein) wherever situated, and all the goodwill related thereto, including, without limitation, the assets described as Purchased Assets in Exhibit 1.1 as they relate to the Business (collectively, the "Purchased Assets"); provided, however, that the Purchased Assets shall not include any items defined as Excluded Assets in Section 1.2 hereof. The term "Business" shall mean the manufacture, marketing and selling of precision machining, as well as products, materials and supplies related to aerospace parts/component design and manufacturing.

      SECTION 1.2 Excluded Assets. The assets described as Excluded Assets in
Exhibit 1.2 shall not be sold, transferred, assigned or delivered to Buyer.

      SECTION 1.3 Assumed and Excluded Liabilities and Obligations.

            1.3.1 Buyer assumes and agrees to perform the Company's obligations relating to the Business, to the extent arising on or after the Effective Date, including, but not limited to (i) the Assumed Equipment Leases (as defined herein), and (ii) the Assumed Contracts (as defined herein), all of which shall be assumed and performed by Buyer as and to the extent set forth in Exhibit 1.1.

            1.3.2 Except as provided in Section 1.3.1 above, it is expressly understood and agreed that Buyer shall in no event be liable for, and is not assuming or agreeing to pay or discharge, any debts, claims, damages, obligations, liabilities or responsibilities of any kind or nature whatsoever of the Company, Seller, the Business or any affiliated or related person or entity, or for any claim against any of the foregoing, whether known or unknown, contingent or absolute, direct or indirect, or otherwise, including, without limiting the generality of the foregoing: (a) any liabilities or obligations which are or should have been reflected on the Financial Statements (as defined herein) delivered to Buyer; (b) any obligations relating to the revolving credit line with Bank of America in the approximate, aggregate amount of One Hundred Thousand Dollars ($100,000); or (c) any liabilities or obligations arising from or relating to any employee benefit or pension plan (collectively, the "Excluded Liabilities and

Obligations"), all of which shall be retained by Seller. Seller agrees to pay and discharge all of the Excluded Liabilities and Obligations in full as they become due. Notwithstanding anything herein to the contrary, Buyer hereby agrees that it shall be liable for, and obligated to perform and fulfill, the obligations of the Business arising out of or resulting from Buyer's operations of the Business from and after the Effective Date in accordance with Section 2.2 of this Agreement.

      SECTION 1.4 Delivery of Purchased Assets. On the Closing Date, Seller shall deliver the Purchased Assets to Buyer at the Facility (as defined herein).

      SECTION 1.5 Payment of Certain Taxes. Any sales tax arising from or relating to the Purchased Assets to be transferred hereunder shall be paid by Seller; provided, however, that Buyer shall reimburse Seller, within ten (10) days of Seller's delivery to Buyer of related evidence of payment reasonably satisfactory to Buyer, for any such sales tax paid by Seller in excess of Fifteen Thousand Dollars ($15,000).

      SECTION 1.6 [[Reserved]].

      SECTION 1.7 Additional Agreements. Concurrently herewith: (i) Buyer and Seller shall execute and deliver the consulting agreement, substantially in the form attached hereto as Exhibit 1.7(i) (the "Consulting Agreement"), which agreement shall provide for, among other things, Buyer's engagement of Seller as a consultant for the one-year period following the Closing Date for total compensation of One Hundred Thousand Dollars ($100,000) to be paid monthly in arrears; (ii) Buyer shall execute and deliver to Seller the promissory note substantially in the form attached hereto as Exhibit 1.7(ii) (the "Promissory Note"); and (iii) Buyer and Seller shall execute and deliver the security agreement substantially in the form attached hereto as Exhibit 1.7(iii) (the "Security Agreement"). In the event that the payment of the unpaid balance of the principal under the Promissory Note is accelerated before the first anniversary of the Closing Date pursuant to Section 7 of the Promissory Note, as a condition to such acceleration, Buyer, Seller and Mission Valley Escrow, as escrow agent, shall execute and deliver the escrow agreement substantially in the form attached hereto as Exhibit 1.7(iv) (the "Escrow Agreement"), and Buyer shall withhold an amount equal to One Hundred Twenty Thousand Dollars ($120,000) from the unpaid principal balance of the Promissory Note and place such amount in escrow pursuant to the terms and conditions of the Escrow Agreement.

                                   ARTICLE II

            PURCHASE PRICE; PHYSICAL INVENTORY AND METHOD OF PAYMENT

      SECTION 2.1 Aggregate Purchase Price. The aggregate purchase price for all of the Purchased Assets (the "Aggregate Purchase Price") shall be One Million Five Hundred Thousand Dollars ($1,500,000). At the Closing (as defined herein), Buyer shall: (a) pay to Seller an amount equal to Four Hundred Thousand Dollars ($400,000) in cash or by certified check or wire transfer; and (b) deliver to Seller the Promissory Note in the aggregate principal amount of One Million One Hundred Thousand Dollars ($1,100,000).

      SECTION 2.2 Post-Closing Payment. On or before the thirtieth (30th) day following the Closing Date (the "Post-Closing Date"), the parties hereto shall calculate the following post-closing adjustment (the "Post-Closing Payment"), in the amount equal to: (a) the aggregate amount of cash and/or other consideration paid by Seller, from the Effective Date through and including the Closing Date, for reasonable operating expenses incurred in the ordinary course of the Business consistent with past practice, less (b) the aggregate amount of cash and/or other consideration received and retained by Seller, from the Effective Date through and including the Closing Date, for sales made, services performed and/or invoices billed by the Company from the Effective Date through and including the Closing Date; provided, however, that the Post-Closing Payment shall not include any collections relating to the Excluded Accounts Receivable (as defined herein). In the event that the Post-Closing Payment is greater than zero, Buyer shall pay to Seller the Post-Closing Payment within ten (10) days of the Post-Closing Date. In the event that the Post-Closing Payment is less than zero, Seller shall pay to Buyer the amount equal to the absolute value of the Post-Closing Payment within ten (10) days of the Post-Closing Date.

                  On the Post-Closing Date, Seller shall deliver to Buyer an itemized list, in form and substance reasonably satisfactory to Buyer, of the cash and/or other consideration paid and/or collected by Seller pursuant to this
Section 2.2 (the "Pre-Closing Activity List").

      SECTION 2.3 Allocation of Purchase Price. The Aggregate Purchase Price reflects payment for the Purchased Assets. The total consideration to be paid by Buyer for the Purchased Assets shall be mutually determined by the parties hereto, which determination shall be made prior to September 15, 1998.

                  Except as provided in Section 9.7 hereof, Buyer and Seller agree that each shall be bound by such determination and shall reflect such allocation in any filing pursuant to Section 1060 of the Internal Revenue Code and the regulations thereunder.

                                   ARTICLE III

                      THE CLOSING AND TRANSFER OF BUSINESS

      SECTION 3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on August 20, 1998, or as soon as practicable thereafter as all of the conditions to the Closing set forth in Articles VI and VII hereof shall have been satisfied or waived (the "Closing Date"); provided, however, that the Closing may be changed to (a) the latest date which may from time to time be designated in writing by Buyer if, on the Closing Date, there is any claim, action, suit or proceeding, at law or in equity, or by or before any government or governmental instrumentality or agency, threatened or pending against Seller, the Company or Buyer for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement, or otherwise claiming that this Agreement or the consummation thereof, is improper, or which might materially affect the right of Buyer to purchase the Purchased Assets or to operate the Business; or (b) any other date mutually agreed upon in writing by Buyer and Seller. The Closing shall take place at the offices of Baker &

McKenzie, 101 West Broadway, Twelfth Floor, San Diego, California 92101. If for any reason the Closing does not occur by October 31, 1998, either Seller or Buyer may terminate this Agreement and all further obligations of the parties hereunder shall terminate, except that if this Agreement is so terminated by one party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of such party's failure to comply with its obligations under this Agreement, and no condition precedent hereunder excuses such performance, it is expressly agreed and understood that the non-breaching party's right to pursue all legal rights and remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall survive such termination unimpaired.

      SECTION 3.2 Manner of Conveyance. The sale and purchase of the Purchased Assets shall be consummated at the Closing by good and sufficient bills of sale and by individual assignments, as necessary, in form and substance satisfactory to Buyer, in each case, with such other appropriate instruments of title, consents of third parties, estoppel certificates and other instruments and documents as Buyer shall reasonably request. At the Closing, Seller shall transfer to Buyer good and marketable title to each of the Purchased Assets, free and clear of all liens, claims, mortgages, charges, commission arrangements, title retention agreements, covenants, restrictions, options, purchase agreements, security agreements, security interests, encumbrances and adverse interests of any kind or nature whatsoever, other than those contained in the schedules hereto or disclosed to Buyer in writing and approved by Buyer in writing (each, an "Adverse Interest"). At any time and from time to time after the Closing Date, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and will take such other action consistent with the terms of this Agreement, in each case, as may be reasonably necessary to assign, transfer and convey to Buyer good and marketable title to any and all of the Purchased Assets, free and clear of all Adverse Interests, to carry out the transactions contemplated by this Agreement, and to comply with the terms hereof.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      Seller represents and warrants to, and agrees with, Buyer, its successors and assigns, as of the Effective Date and as of the Closing Date, as set forth in Section A of Exhibit 4. Buyer represents and warrants to, and agrees with Seller, its successors and assigns, as of the Effective Date and as of the Closing Date, as set forth in Section B of Exhibit 4.

                                    ARTICLE V

                       ADDITIONAL COVENANTS AND AGREEMENTS

      SECTION 5.1 Interim Conduct of the Business. At all times during the period from the Effective Date through the Closing Date:

      5.1.1 Operations in the Ordinary Course of Business. Except for actions required by this Agreement, Seller agrees that he has caused and will cause the Business and the operations of the Company to be conducted only in the lawful, ordinary and usual course of business and neither Seller nor the Company shall take any action inconsistent therewith or engage in any transaction other than in the ordinary and usual course of business as heretofore conducted; and, subject to the foregoing, Seller covenants and agrees to preserve, protect and maintain the Purchased Assets and the Business and to preserve intact the Company's business organization and to keep available the services of its officers and employees. Seller further covenants and agrees to maintain in full force and effect until the Closing Date a policy or policies of insurance on the Purchased Assets that provide a scope and amount of coverage that are usual and customary and consistent with past practices in the Company's Business. Seller shall confer with representatives of Buyer to keep it informed with respect to operational matters of a material nature. Matters which are material in nature are those described in Section 5.1.2 below. Further, Seller shall report the general status of the ongoing operations of the Business of the Company upon Buyer's reasonable request.

            5.1.2 Forbearances by Seller. Notwithstanding Section 5.1.1 hereof, and without limiting the generality of Section 5.1.1, Seller represents and warrants that neither Seller nor the Company has, and covenants and agrees that neither Seller nor the Company will, in connection with or in respect of the Business or any of the Purchased Assets without the prior written consent of
Buyer:

                  (a) directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide any information to, or authorize any financial advisor or other person to solicit or initiate discussions or engage in negotiations with, or provide any such information to, any corporation, partnership, person or other entity or group (other than Buyer) concerning any possible proposal regarding a merger, consolidation, sale of assets or other similar transaction involving the Company, or any division or asset of the Company;

                  (b) mortgage, pledge or otherwise encumber any of the Purchased Assets;

                  (c) sell, lease, transfer or dispose of or enter into any agreement to dispose of any of the Purchased Assets except in the ordinary course of business consistent with past practice;

                  (d) waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to the Company or any claims held by the Company;

                  (e) enter into any contract, agreement, commitment, obligation or transaction of or for the Business in an amount exceeding, individually or in the aggregate, Fifty Thousand Dollars ($50,000), without the express prior written consent of Buyer;

                  (f) amend, modify, terminate or cancel any contract, agreement, commitment, obligation or transaction of or for the Business other than in the ordinary and lawful course of business as heretofore conducted;


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                  (g) enter into any collective bargaining agreements;

                  (h) increase in any manner the salary and bonus compensation or fringe benefits payable to any of its officers or employees, except for merit raises in the ordinary course of business consistent with past practice; or pay or agree to pay any pension or retirement allowance not required by any existing employment agreement or employment plan to any such officers or employees; or commit itself to any employment agreement or employment plan with or for the benefit of any officer or employee; or alter, amend or terminate, in whole or in part, any employee pension or other benefit plan;

                  (i) release or waive any claim or right without receiving fair consideration;

                  (j) enter into any employment agreement or arrangement with officers or employees, except in the ordinary course of business consistent with past practice, in which annual compensation (including base salary, cash bonuses and commissions) exceeds in the aggregate Thirty Thousand Dollars ($30,000); or

                  (k) agree or commit to do any of the things described in clauses (a) through (j) of this Section 5.1.2.

      SECTION 5.2 Regulatory Consents, Authorizations, etc. Each of the parties hereto will use its best efforts to obtain all consents, authorizations, orders and approvals of, and make all filings and registrations with, any governmental commission, board or other regulatory body or any other person required for or in connection with the consummation by it of the transactions contemplated on its part hereby and will cooperate fully with the other party in assisting it to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. No party hereto will take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

      SECTION 5.3 Access. Prior to the Closing, Buyer may make or cause to be made, at Buyer's sole cost and expense, such reasonable investigation of the Business, properties and assets of the Company and its financial and legal condition as Buyer deems necessary or advisable to familiarize itself therewith. From the date hereof through the Closing Date, Seller and the Company shall give to Buyer and its authorized representatives, or cause them to be permitted, during normal business hours and upon reasonable notice, full access to all officers, employees, properties, customer lists, books, contracts, leases, commitments and records of the Company and the Business; and during this period, Seller shall furnish Buyer and its authorized representatives with all financial and operating data and other information as to the Business, properties and assets of the Company as Buyer may from time to time reasonably request; provided, however, that such investigation shall not interfere with the conduct of the Business and shall not limit any of the representations and warranties of Seller hereunder.

      SECTION 5.4 Records and Documents. For three (3) years, except with respect to tax matters which rights granted pursuant to this section shall continue until the applicable statute of limitation expires, following the Closing Date, Seller shall grant to Buyer and its representatives, at their reasonable request, access to and the right to make copies, at Buyer's expense, of all records of the Company that relate to the Business as may be necessary, useful, desirable or appropriate in connection with Buyer's operation of the Business after the Closing.

      SECTION 5.5 Notice of Default. Seller shall give prompt notice to Buyer of any notice of default received prior to the Closing Date under any instrument to which Seller or the Company is a party or by which Seller or the Company is or may be bound, and of the assertion of any claim which, if upheld, would render wrong, incomplete or inaccurate any representation of Seller contained herein.

      SECTION 5.6 No Inconsistent Action. Each of the parties hereto will use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby.

      SECTION 5.7 Publicity. Each party hereto agrees not to issue any press release or otherwise make any public statement in any general circulation medium with respect to the transactions contemplated by this Agreement, without the prior consent, which shall not be unreasonably withheld, of the other party.

      SECTION 5.8 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to effect the transactions contemplated by this Agreement, as soon as practicable, including the execution and delivery of all instruments and other documents, and shall take or cause to be taken such further actions necessary, proper or desirable to carry out the intent and purposes of, and consummate the transactions contemplated by, this Agreement. No party will take or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations or warranties contained herein to become untrue or incomplete.

      SECTION 5.9 Confidential Information. Buyer acknowledges and agrees that Seller is hereby agreeing to make available to Buyer, in the course of its investigation of the Business, certain information, some of which may constitute trade secrets of the Company. Such trade secret information includes, without limitation, information related to customers, including customer lists, the identities of existing, past or prospective customers, prices charged or proposed to be charged to customers, the quantity and quality of customer mail, customer contacts, special customer requirements and all related information, marketing techniques, compilations of information, copyrightable material and technical information relating to the Business (collectively the "Confidential Information"). The Confidential Information does not include information which
(i) was already in Buyer's possession prior to July 2, 1998 (the date on which negotiations between the parties commenced with respect to this transaction (the "Start Date")), provided that such information is not known by Buyer to be subject to another confidentiality agreement with or other obligation of secrecy to Seller, the Company or another party, or (ii) becomes, or since the Start Date has become, generally available to the public other than as a result of a disclosure by Buyer or its agents or
(iii) becomes, or since the Start Date has become, available to Buyer on a non-confidential basis from a source other than Seller, the Company or its advisors, provided that such source is not known by Buyer to be bound by a confidentiality agreement with or other obligation of secrecy to Seller, the Company or another party. As a condition to providing Buyer with any such information, Buyer represents, warrants, and covenants to Seller, on behalf of Buyer and its authorized representatives that:

            5.9.1 Any and all Confidential Information, including, without limitation, Confidential Information with respect to the Company's financial affairs, the Company's willingness to consider a business or asset sale, and any and all other Confidential Information relating to the Company, is given to Buyer and/or Buyer's authorized representatives in strictest confidence and includes confidential business information and trade secrets of the Company. Buyer acknowledges that the disclosure of any of such information to anyone but Buyer or Buyer's authorized representatives (as needed only) could be harmful to and could cause damage to the Company.

            5.9.2 All Confidential Information relating to the Company provided to Buyer or Buyer's authorized representatives, by any source whatsoever, will be kept in strict confidence, will not be disclosed to any persons or entities except Buyer and/or Buyer's authorized representatives, and all necessary precautions will be taken to preclude the disclosure of such information to any persons or entities except Buyer and/or Buyer's authorized representatives.

            5.9.3 Any Confidential Information concerning the Company provided to Buyer and or Buyer's authorized representatives, from any source whatsoever, will not be used to compete, directly or indirectly with the Company or to engage in the same business as the Company whether or not in direct or indirect competition with the Company. Such information will be used solely for the purpose of determining whether to acquire the Purchased Assets and for no other purpose.

            5.9.4 If the transactions contemplated by this Agreement are not consummated, Buyer will return to Seller, upon Seller's request, all documents or other materials, of any kind whatsoever, obtained by Buyer or Buyer's agents concerning the Company, as well as all summaries, reports, financial statements, documents, recordings, and any reproductions thereof.

      SECTION 5.10 Non-competition and Non-interference.

            5.10.1 Seller acknowledges that: (a) Buyer's business is national in scope and its products are marketed throughout the United States of America, including the State of California; (b) Buyer competes with other businesses that are or could be located in any part of the United States of America, including the State of California; and (c) the provisions of this Section 5.10 are reasonable and necessary to protect Buyer's business.

            5.10.2 As an inducement for Buyer to enter into this Agreement, Seller agrees that for a period of two (2) years from the Closing Date (the "Noncompetition Period"), Seller shall not, directly or indirectly:

                  (a) during the Noncompetition Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend Seller's or the Company's name or any similar name to, lend Seller's or the Company's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities (a) sold or engaged in, respectively, by Buyer, anywhere within the State of California where the Company is doing business or marketing its services in the areas of precision machining and aerospace part/component design and manufacturing.

                  (b) either for himself or any other person, at any time during the Noncompetition Period: (i) induce or attempt to induce any employee of Buyer to leave the employ of Buyer; (ii) in any way interfere with the relationship between Buyer and any of its employees; (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of Buyer; or (iv) induce or attempt to induce any customer, supplier, licensee, or business relation of Buyer to cease doing business with Buyer, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of Buyer;

                  (c) either for himself or any other Person, at any time during the Noncompetition Period, solicit the business of any Person known to Seller to be a customer of Buyer, whether or not Seller had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of Buyer;

            5.10.3 If any covenant in this Section 5.10 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against Seller.

            5.10.4 The period of time applicable to any covenant in this Section
5.10 will be extended by the duration of any violation by Seller of such covenant.

      SECTION 5.11 Relocation of the Business. Buyer shall: (a) reserve the right, in its sole discretion, to relocate the Business and the Purchased Assets situated at the Facility (as defined herein) at Buyer's sole cost and expense (the "Relocation"); and (b) have no obligation to continue any lease or other obligation relating to the Facility upon the Relocation.

                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

      Unless, at the Closing Date, each of the following conditions is either satisfied or waived by Buyer in writing, Buyer shall not be obligated to purchase the Purchased Assets and shall not otherwise be obligated to consummate or effect this Agreement, or any of the other transactions contemplated by this Agreement. Buyer shall have the right to waive in writing any or all of the foregoing conditions precedent to the obligations of Buyer; provided, however, that no waiver by Buyer of any conditions precedent to the obligations of Buyer shall constitute a waiver by Buyer of any other condition precedent.

      SECTION 6.1 Accuracy of Warranties; Performance of Covenants. The representations and warranties of Seller contained or incorporated herein shall be true, accurate and correct on the date hereof and shall also be true, accurate and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, and Seller and the Company shall have performed each and every obligation and complied with each and every agreement and covenant required by this Agreement to be performed or complied with on his, its or their part on or prior to the date hereof and the Closing Date, as the case may be. Each of the documents required to be delivered by Seller and the Company to Buyer hereunder shall be in form and substance reasonably satisfactory to Buyer.

      SECTION 6.2 Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body which are required in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated on its part hereby, shall have been obtained or made, other than consents, authorizations, orders, approvals, filings and registrations as to which the failure to obtain or make will not, after the Closing Date, (a) materially and adversely affect the Business, assets, properties, operations, prospects or the condition, financial or otherwise, or the results of operations of the Company, (b) limit the right of Buyer to own each of the Purchased Assets or conduct any material aspect of the Business, or (c) subject Buyer, any of its subsidiaries or any of its or their respective directors, officers or employees to liability on the ground that he, it or they have breached any law or regulation or have otherwise acted improperly in relation to the transactions contemplated by this Agreement.

      SECTION 6.3 No Pending Action. No (a) claim, investigation, action, suit, proceeding or litigation, either administrative or judicial, at law or in equity, by any governmental or regulatory commission, agency or other body or authority or by any other person, firm, corporation or other entity shall have been instituted, or to Seller's knowledge, threatened or pending on the Closing Date (i) for the purposes of challenging, prohibiting, operating, enjoining, restricting or delaying the consummation of this Agreement or any of the transactions contemplated by this Agreement, or any of the conditions to the consummation of the transactions contemplated by this Agreement, (ii) which claims damages against Buyer or Seller or the Company as a result of the consummation of the transactions contemplated hereby or otherwise claims that this Agreement or the consummation thereof is improper, or (iii) which in the reasonable opinion of Buyer, could adversely affect the right of Buyer to retain the Purchased Assets or to conduct any material aspect of the Business of the Company after the

Closing Date, or the ability of Seller and the Company to consummate the transactions contemplated hereby, and (b) injunction or restraining order shall be in effect prohibiting the transactions contemplated by this Agreement.

      SECTION 6.4 No Material Adverse Change. There shall have been no material and adverse change in the Company, the Business or the Purchased Assets.

      SECTION 6.5 No Adverse Laws. There shall not have been enacted by any foreign, federal, state or local governmental agency, body or entity, any statute, ordinance or regulation which has a material and adverse effect upon the Company, the Business or the Purchased Assets.

      SECTION 6.6 Force Majeure. All or any material part of the Purchased Assets shall not have been materially and adversely affected in any way by any act of God, fire, flood, war, legislation (proposed or enacted) or other event or occurrence, whether or not covered by insurance.

      SECTION 6.7 Third Party Consents.

            6.7.1 All consents of third parties, including, without limitation, lenders and lessors of each of the parties hereto, which are required for the consummation of the transactions contemplated hereby, shall have been obtained in writing on terms and conditions and in form and substance reasonably satisfactory to Buyer.

            6.7.2 Buyer shall also be reasonably satisfied that no material adverse change in the relationship with trade vendors to the Business will arise after the Closing Date as a result of the transactions contemplated by this Agreement and related agreements. This condition shall cease to be a condition precedent to Buyer's performance sixty (60) calendar days after the Effective Date.

      SECTION 6.8 [[Reserved]].

      SECTION 6.9 Further Actions. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, documents and instruments incidental thereto, shall be satisfactory in form and substance to Buyer, and Buyer shall have received copies of such documents and instruments as Buyer and its counsel may reasonably request in connection with such transactions.

      SECTION 6.10 Certificates. Prior to the Closing Date, Buyer shall have received from Seller a certificate dated the Closing Date and signed by Seller certifying that nothing has come to the attention of Seller which has led him to believe that the conditions set forth in Sections 6.1 through 6.8 hereof have not been satisfied.

      SECTION 6.11 Investigation. The Business, properties, assets, financial and legal condition, balance sheets, statements of operations and earnings, books, contracts, agreements, leases, commitments, financial and operating data, records, documents and files of the Company, and other information and documents furnished to or obtained by Buyer pursuant to Section 5.3 hereof or otherwise, shall be reasonably satisfactory to Buyer. This condition shall cease to be a condition precedent to Buyer's performance thirty (30) days after the Effective Date.

      SECTION 6.12 Additional Agreements. Seller shall have delivered to Buyer executed copies of the Consulting Agreement and the Security Agreement.

                                   ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

      Unless, at the Closing, each of the following conditions is either satisfied, or waived by Seller in writing, Seller shall not be obligated to sell the Purchased Assets and shall not be otherwise obligated to effect the transactions contemplated by this Agreement. Seller shall have the right to waive in writing any or all of the foregoing conditions precedent to the obligations of Seller; provided, however, that no waiver by Seller of any conditions precedent to the obligations of Seller shall constitute a waiver by seller of any other condition precedent.

      SECTION 7.1 Accuracy of Warranties; Performance of Covenants. The representations and warranties of Buyer contained or incorporated herein shall be true, accurate and correct in all material respects, on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and Buyer shall have performed each and every obligation and complied with each and every covenant required by this Agreement to be performed or complied with on its part on or prior to the Closing Date. Each of the documents required to be delivered by Buyer to Seller hereunder shall be in form and substance reasonably satisfactory to Seller.

      SECTION 7.2 Regulatory Consents, Authorizations, etc. All consents, authorizations, orders and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body which are required in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated on its part hereby, shall have been obtained or made, other than consents, authorizations, orders, approvals, filings and registrations as to which the failure to obtain or make will not, after the Closing Date, (a) materially and adversely affect the Business, assets, properties, operations, prospects or the condition, financial or otherwise, or the results of operations of the Company, (b) limit the right of Buyer to own each of the Purchased Assets or conduct any material aspect of the Business, or (c) subject Buyer, any of its subsidiaries or any of its or their respective directors or officers to liability on the ground that he, it or they have breached any law or regulation or have otherwise acted improperly in relation to the transactions contemplated by this Agreement.

      SECTION 7.3 No Pending Action. No (a) claim, investigation, action, suit, proceeding or litigation, either administrative or judicial, at law or in equity, by any governmental or regulatory commission, agency or other body or authority or by any other person, firm, corporation or other entity shall have been instituted, or to the best knowledge of Buyer, threatened or pending on the Closing Date (i) for the purposes of challenging, prohibiting, operating, enjoining, restricting or delaying the consummation of this Agreement or any of the transactions contemplated by this Agreement, or any of the conditions to the consummation of the transactions contemplated by this Agreement, (ii) which claims damages against Buyer or Seller or the Company as a result of the consummation of the transactions contemplated hereby or otherwise claims that this Agreement or the consummation thereof is improper, or (iii) which, in Seller's reasonable opinion, could materially and adversely affect the ability of Buyer to make the payments under the Promissory Note, and (b) injunction or restraining order shall be in effect prohibiting the transactions contemplated by this Agreement.

      SECTION 7.4 No Material Adverse Change. There shall have been no material and adverse change in Buyer's business.

      SECTION 7.5 No Adverse Laws. There shall not have been enacted by any foreign, federal, state or local governmental agency, body or entity, any statute, ordinance or regulation which has had a material and adverse effect upon Buyer's business.

      SECTION 7.6 Force Majeure. All or any material part of Buyer's business shall not have been materially and adversely affected in any way by any act of God, fire, flood, war, legislation (proposed or enacted) or other event or occurrence, whether or not covered by insurance.

      SECTION 7.7 Further Actions. All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated by this Agreement, and all certificates, documents and instruments incidental thereto, shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of such documents and instruments as Seller and its counsel may reasonably request in connection with such transactions.

      SECTION 7.8 Certificate. Prior to the Closing Date, Seller shall have received from Buyer a certificate dated the Closing Date and signed by Buyer certifying that the conditions set forth in Sections 7.1 to 7.7 have been fulfilled.

      SECTION 7.9 Additional Agreements. Buyer shall have delivered to Seller executed copies of the Consulting Agreement, the Promissory Note and the Security Agreement.

                                  ARTICLE VIII

                                    EMPLOYEES

      Except pursuant to the Assumed Contracts set forth in Exhibit 1.1, Buyer shall not be obligated in any way to offer employment to any employee of the Company and Buyer will not be responsible or liable in connection with any employment arrangements (whether written or oral) with employees of the Company, or for any salaries, severance pay, vacation accruals or other benefits owed or payable to any employees of the Company; provided, however, that Buyer shall be responsible for any salaries, severance pay, vacation accruals or other benefits owed or payable to former employees of the Company employed by Buyer after the Closing Date, to the extent such payments relate to periods as of and after the Closing Date.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

      SECTION 9.1 Survival. Each of the representations, warranties, covenants and agreements of Seller contained in this Agreement (including those made in the exhibits and schedules hereto) shall be deemed renewed by Seller at the Closing Date as if made at such time and shall survive the Closing and shall be fully effective and enforceable until the first anniversary of the Closing Date, except with respect to: (i) the representations and warranties contained in the first sentence of Section A(8) of Exhibit 4, which shall survive the Closing in perpetuity; and (ii) the representations and warranties contained in Section A(17) of Exhibit 4, which shall survive the Closing until the expiration of the applicable statute of limitations period; provided, however, that none of such representations, warranties, covenants and agreements shall be limited with respect to time in the event that Seller has acted fraudulently in connection with, or intentionally breached, any of such representations, warranties, covenants and agreements.

      SECTION 9.2 Indemnification by Seller. Seller hereby agrees to indemnify and hold harmless Buyer and every subsidiary, affiliate, officer, director, shareholder, employee or agent of Buyer and the successors and assigns of each of them (collectively, "Buyer's Representatives"), from any and all Adverse Consequences (as defined herein) arising out of or relating to an Event of Breach (as defined herein) or any of the Excluded Liabilities and Obligations. Seller shall not be obligated to indemnify or hold Buyer or Buyer's Representatives harmless against any Adverse Consequences which it or they may suffer as a result of its or their gross negligence or willful misconduct on or after the discovery of any such Event of Breach.

      SECTION 9.3 Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Seller and its affiliates or agents and the successors and assigns of each of them (collectively, "Seller's Representatives"), from any and all Adverse Consequences arising out of or relating to an Event of Breach or from the Assumed Equipment Leases, the Assumed Contracts, or the Assumed Payables. Buyer shall not be obligated to indemnify or hold Seller or Seller's Representatives harmless against any Adverse Consequences which it or they may suffer as a result of its or their gross negligence or willful misconduct on or after the discovery of any such Event of Breach.

      SECTION 9.4 Event of Breach and Adverse Consequences.

            9.4.1 As used herein, an "Event of Breach" shall mean any one or more of the following: (i) any material untruth, inaccuracy or misrepresentation in or material breach of any of the representations, warranties, covenants or agreements made by the party making such representation, warranty, covenant or agreement; (ii) any material failure of a party to perform or observe any term, provision, covenant, obligation, agreement or condition on the part of that party to be performed or observed under this Agreement; and (iii) any misrepresentation of a party in, or omission from, any statement, certificate, schedule, exhibit or other document prepared or furnished by that party pursuant to this Agreement. In addition, "Event of Breach" shall also mean as to Seller or the Company, (a) any failure by Seller or the Company to fully perform and discharge the obligations, including, without limitation, the Excluded Liabilities and Obligations, of the Business arising prior to the Closing Date, and (b) claims or liabilities of any kind or nature which arise out of, result from or are related to the operations, ownership, conduct, activities or failure to act of Seller, the Company or their respective affiliates, or the Business or the Purchased Assets, including, without limitation, liabilities related to actual, potential or inchoate security interests, liens, claims or encumbrances involving any of the Purchased Assets, prior to, on or after the Closing Date which, individually or in the aggregate, have had or could have a material adverse effect on the Company, the Business or the Purchased Assets.

            9.4.2 "Adverse Consequences" are all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

      SECTION 9.5 Certain Other Agreements. Notwithstanding anything herein to the contrary, the party who has suffered losses due to Adverse Consequences shall not enforce the indemnification obligations contained herein until the aggregate amount for which it has suffered losses due to Adverse Consequences hereunder exceeds Forty-Five Thousand Dollars ($45,000) (the "Threshold Amount"); provided, however, that such party shall be indemnified for the full amount of its loss thereafter without giving effect to the Threshold Amount. To the extent, and only to the extent, required by law, each indemnified party hereunder will use commercially reasonable efforts to mitigate Adverse Consequences resulting from, arising out of, or caused by an Event of Breach; provided, however, that nothing herein shall impose, create, supplement, reduce, change or affect in any way any burden of proof, burden of persuasion or any other procedural or substantive requirement or law in the prosecution of its rights hereunder.

      Notwithstanding the foregoing, unless and to the extent that any losses due to Adverse Consequences result from or arise out of fraud, a violation of any representation or warranty contained in the first sentence of Section A(8) of Exhibit 4, or any intentional breach of any representation or warranty or agreement contained herein, the indemnity obligations of Seller will not exceed Five Hundred Thousand Dollars ($500,000). In the event and to the extent that the indemnity obligations of Seller or Buyer result from or arise out of fraud or any intentional breach of any representation or warranty or agreement contained in this Agreement, no such limitation on indemnity obligations shall apply.

      SECTION 9.6 Notice and Demand, etc.

            9.6.1 Each indemnified party hereunder agrees that, upon its obtaining actual knowledge of facts indicating that there may be an Event of Breach giving rise to a colorable claim for indemnity by an unidentified party under the provisions hereof, it will give prompt notice thereof in writing to the indemnifying party. If an Event of Breach occurs, the indemnifying party shall indemnify the indemnified party from and against the Adverse Consequences the indemnified party suffers, subject to the limitations set forth in this Article IX.

            9.6.2 If any third party shall notify any party (the "Indemnified Party") with respect to any Event of Breach which may give rise to a colorable claim for indemnification against the other party (the "Indemnifying Party"), then the Indemnified Party shall notify the Indemnifying Party within 60 days after receiving any written notice from a third party. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any reasonable manner it may deem appropriate at the Indemnifying Party's sole cost and expense. However, in the event the Indemnifying Party notifies the Indemnified Party, at any time after the Indemnified Party has given notice of the matter, that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense, (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably) and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party not to be withheld unreasonably.

            9.6.3 Disputed issues regarding (i) whether or not an Event of Breach has occurred, (ii) the scope or amount of Adverse Consequences, or (iii) whether a party has performed duties reasonably, shall be resolved by arbitration hereunder as provided in Section 10.15 hereof. In addition, the parties hereto acknowledge and agree that any claim or dispute under this
Article IX existing or pending as of August 20, 1999 shall be submitted to arbitration pursuant to Section 10.15 of this Agreement on or before September 4, 1999, otherwise such Claim or dispute shall be terminated.

      SECTION 9.7 Determination of Loss. The parties hereto shall make appropriate adjustments for tax benefits and insurance proceeds (reasonably certain of receipt and utility in each case) and for the time cost of money (using the applicable federal rate as the discount rate) in determining the amount of Adverse Consequences for purposes of this Article. All indemnification payments under this Article shall be deemed adjustments to the Aggregate Purchase Price.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

      SECTION 10.1 Brokers. Buyer, on the one hand, and Seller, on the other, represent and warrant to each other that no broker, investment banker or finder is entitled to any financial advisory fee brokerage fee or finder's fee or other similar payment with respect to (i) this Agreement or (ii) the transactions contemplated hereby. Buyer, on the one hand, and Seller, on the other, each agrees to indemnify, defend and hold each other harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against one of the parties hereto by any broker or other person who claims to be entitled to a broker's, finder's or similar fee or commission in respect of the execution of this Agreement, or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the other.

      SECTION 10.2 Entire Understanding. This Agreement (including the exhibits and schedules hereto, each of which is incorporated herein and made a part of this Agreement) and the other agreements and instruments, the execution and delivery of which are provided for herein, constitutes the entire agreement and understanding of the parties hereto and terminates and supersedes any and all prior agreements, arrangements and understandings, both oral and written, between the parties hereto concerning the subject matter of this Agreement.

      SECTION 10.3 Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by all of the parties hereto. No waiver, forbearance or failure by any party of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party's right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

      SECTION 10.4 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

      SECTION 10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

      SECTION 10.6 Interpretation. The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. Nothing in this Agreement shall be interpreted or construed as creating, expressly or by implication, a partnership, joint venture, agency relationship or employment relationship between the parties hereto or any of their respective officers, directors, agents, employees or representatives.

      SECTION 10.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been delivered: three (3) business days after having been mailed in a general or branch post office and enclosed in a registered or certified post-paid envelope; one (1) business day after having been sent by overnight courier; when delivered to a telegraph company or when telecopied or scanned graphically or otherwise by communications equipment of the sending party on a business day, or otherwise on the next succeeding business day thereafter; and, in each case, addressed to the respective parties at the addresses stated below or to such other changed addresses the parties may have fixed by notice as provided herein:

                  If to Seller:     Aerated Engineering Co.
                                    330 10th Avenue
                                    San Diego, California  92101
                                    Attn: Mr. Robin Hartley
                                    Facsimile: (619) 235-0946

                  With a copy to:   Goode, Peterson & Weintraub
                                    4225 Executive Square, Suite 200
                                    La Jolla, California 92037-1483
                                    Attn:  Richard A. Weintraub, Esq.
                                    Facsimile: (619) 550-3035

                  If to Buyer:      TomaHawk II, Inc.
                                    8315 Century Park Court, Suite 200
                                    San Diego, California  92123
                                    Attn:  Michael H. Lorber
                                    Vice President-Finance and Chief
                                    Financial Officer
                                    Telephone:  (619) 874-7692
                                    Facsimile:  (619) 874-2371

                  With a copy to:   Baker & McKenzie
                                    101 West Broadway; 12th Floor
                                    San Diego, California  92101
                                    Attn: John J. Hentrich, Esq.
                                    Telephone: (619) 236-1441
                                    Facsimile: (619) 236-0429

      SECTION 10.8 Successors and Assigns. This Agreement shall not be assigned or delegated by any party without the prior written consent of the other party, except that Buyer may assign this Agreement and the right to receive the Purchased Assets or the Business of the Company (i) to one or more subsidiaries or affiliates of Buyer or (ii) to lending institutions for security purposes. Subject to the preceding sentence, each term and provision of this Agreement shall be binding upon and enforceable against and inure to the benefit of any successors or assigns of Buyer and any successors or assigns of Seller. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

      SECTION 10.9 Attorneys' Fees. Subject to Section 10.15 of this Agreement, if any action at law or in equity is brought to enforce or interpret the provisions of this Agreement or any other agreement or instrument provided for herein, the prevailing party in such action shall be entitled to recover as an element of such party's costs of suit, and not as damages, reasonable attorneys' fees to be fixed by the court or arbitrator. The prevailing party shall be the party who is entitled to recover its costs of suit as ordered by the court, the arbitrator or by applicable law or court rules. A party not entitled to recover its costs shall not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

      SECTION 10.10 Governing Law. Subject to Section 10.15 of this Agreement, any action or proceeding seeking to enforce any provision of, or based on any right or duty arising out of, this Agreement or for damages for breach of this Agreement shall be brought in San Diego, California and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflict of laws.

      SECTION 10.11 Construction. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, reference to the neuter shall be deemed to include the masculine and feminine, and references to the plural shall be deemed to include the singular and the singular to include the plural.

      SECTION 10.12 Cooperation. Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

      SECTION 10.13 Expenses. Whether or not the transactions contemplated by this Agreement and the related agreements are consummated, each party to this Agreement shall pay its own costs and expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to, attorneys' fees, accountants' fees and other professional fees and expenses; provided, however, that Buyer shall pay all costs in connection with the audit of the Company's Financial Statements (as defined herein) or other financial review of the Business.

      SECTION 10.14 Representation by Counsel. Each party hereto represents and agrees with the other that it has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorneys, that to the extent, if any, that it desired, it availed itself of this right and opportunity, that its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's respective counsel, that each party is fully aware of the contents thereof and its meaning, intent and legal effect, and that its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

      SECTION 10.15 Binding Arbitration. The parties hereto agree that all disputes arising out of or related to the terms and conditions of this Agreement or to the performance, breach of termination thereof, shall be submitted to binding arbitration pursuant to the Expedited Procedures of the Commercial Arbitration Rules (the "Rules") of the American Arbitration

Association (the "AAA"). The arbitration will take place in San Diego, California at the offices of the AAA. The dispute will be resolved by a single arbitrator appointed by the AAA in accordance with the list procedure described in Paragraph 13 of the Rules, except that the AAA will transmit the list within ten (10) business days of the filing of the demand for arbitration, and the parties thereto will have five (5) business days to return the list to the AAA with their objections and preferences. Discovery will be limited to no more than five (5) depositions by each side and written document requests, requesting the production of specific documents. The parties to the dispute will voluntarily produce any and all documents that they intend to use at the hearing before the close of discovery, subject to supplementation for purposes of rebuttal or good cause shown. The period for taking discovery will be sixty (60) business days, commencing upon the day that the answer is due under the Rules. The arbitrator will hold a pre-hearing conference within thirty (30) business days of the close of discovery and will schedule the hearing within thirty (30) business days of the close of discovery. After the arbitrator is selected, the arbitrator will have sole jurisdiction to hear such applications, except that any measure ordered by the arbitrator may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties. All fees and costs will be allocated to the parties to the arbitration as determined by the arbitrator. Each party will pay its own fees and costs associated with the arbitration and each party will pay one-half of the estimated arbitrator's fees up front; and if either party fails to do so, a default will be entered against such party solely with respect to such fees. Any determination of the arbitrator shall be final and binding on the parties hereto, without right of appeal. Nothing in this Agreement will prevent a party hereto from applying to a court that would otherwise have jurisdiction for provisional or interim injunctive or other equitable measures.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on August 20, 1998, effective as of the day and year first above written.

                                    "SELLER"

                                    --------------------------------------------
                                    Robin Hartley


                                    "BUYER"

                                    TOMAHAWK II, INC.,
                                    an Illinois corporation



                                    By:
                                       -----------------------------------------
                                    Steven M. Caira
                                    President and Chief Executive Officer

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                                   Exhibit 1.1

                                PURCHASED ASSETS

      The "Purchased Assets" shall be and mean the following at the Effective
Date:

a. All accounts receivable arising from sales made, services performed and/or invoices billed by the Company on or after the Effective Date (and, subject to Section 2.2 of this Agreement, all collections thereof through and including the Closing Date), trade notes receivable and employee notes receivable (collectively, the "Accounts Receivable");

b. Subject to Section 2.2 of this Agreement, all cash accounts related to the Business of the Company received or collected from the Effective Date through and including the Closing Date;

c. All salable inventory (including finished goods, supplies, service parts and purchased parts, raw materials, work-in-progress, inventory in transit, and other goods and materials) of the Company, except for inventory determined in good faith by Buyer to be obsolete, damaged or otherwise not salable by Buyer in its business;

d. All fixed assets, physical assets and other tangible property, including, without limitation, all machinery, fixtures, equipment and computer hardware and software located at the Facility (as defined herein) or used in or related to the Business as set forth on Schedule 1.1(d) attached hereto and made a part hereof;

e. All vehicles, including, but not limited to, automobiles, trucks and trailers, except for those described as Excluded Assets below;

f. All office furnishings, furniture, telephone equipment, telephone numbers, fixtures and supplies located at the Facility (as defined herein) or used in or related to the Business, except for those described as Excluded Assets below;

g. All leasehold interests and all rights to and under equipment leases related to the Business as set forth on Schedule 1.1(g) attached hereto and made a part hereof (collectively, the "Assumed Equipment Leases");

h. All rights and claims to and under sales contracts, dealer contracts and purchase orders and all rights to and under licenses, franchises and all other such agreements and contracts relating to the Business or the Purchased Assets (collectively, the "Assumed Contracts");

i. Subject to Section 2.2 of this Agreement, all rights, claims and obligations to and under reasonable operating expenses incurred in the ordinary course of the Business consistent with past practice on or after the Effective Date (collectively, the "Assumed Payables");

j. All deposit accounts reflected on the Interim Balance Sheet relating to the Business;

k. All confidential and proprietary information, including, but not limited to, information relating to marketing, purchasing, sales, pricing, customers, suppliers and employees (with consents of employees) and all customer deposits and credit balances, to the extent such items are used in or related to the Business;

l. All lists of customers, customer files, lists of suppliers and supplier files, to the extent such items are used in or related to the Business;

m. All technical or marketing information relating to the Business, including new developments, inventions, know-how, ideas and trade secrets and documentation thereof;

n. The name "Aerated Engineering Co.," "A.E.C.," and/or any variation thereof and any names similar thereto and all fictitious businesses names used by the Company relating thereto, all trademarks, trade names, service marks, patents, copyrights and all other rights and all applications and registrations therefor and licenses thereof relating to the Business;

o. Any proceeds from insurance claims (whether pending or otherwise) which relate to any of the Purchased Assets; and

p.    Goodwill.

                                   EXHIBIT 1.2

                                 EXCLUDED ASSETS

      The "Excluded Assets" shall be and mean the following at the Effective
Date:

      (aa) Tax refunds;

      (bb) The 1995 Jeep Cherokee, License No. 3KKU445, V.I.N. 1J4FJ785X5L55197;

      (cc) The building situated on the Facility;

      (dd) Any fee interest in real property owned by Seller;

      (ee) Trade and non-trade receivables, including, without limitation, workers' compensation or insurance refunds or rebates;

      (ff) Cash, cash equivalents and marketable securities held by the Company at July 31, 1998;

      (gg) All rights, claims and obligations to and under the accounts receivable of the Business as reflected on the books and records of the Company at July 31, 1998 and the specific accounts receivable listed on the attached
Schedule 14, as mutually agreed to by Buyer and Seller (collectively, the "Excluded Accounts Receivable");

      (hh) All rights, claims and obligations to and under the accounts payable of the Business as reflected on the books and records of the Company at July 31, 1998 and as set forth on the attached Schedule 13 (the "Excluded Accounts Payable"); and

            With respect to item (gg) above, after the Closing Date, Buyer agrees to remit to Seller any amounts received in connection with the Excluded Accounts Receivable within ten (10) business days of their receipt by Buyer.

                                    EXHIBIT 4

      A. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, as of the Effective Date and as of the Closing Date, the following:

            1. Ownership. Seller is the owner of the Purchased Assets, free and clear of any and all liens, charges, pledges, security interests, equities, encumbrances or restrictions of any kind.

            2. Due Qualification. The Company is a sole proprietorship, and Seller and the Company have full power and authority to own and/or lease all of the Purchased Assets and to carry on the Business as now being conducted and as and where the Purchased Assets are now owned or leased and the Business is located.

            3. Authority. Seller now has, and on the Closing Date will have, the full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Seller now has and on the Closing Date will have the full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out this Agreement and the transactions contemplated hereby.

            4. Validity. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against him in accordance with its respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

            5. Non-Contravention. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, do or would after the giving of notice or the lapse of time or both, (a) conflict with, result in a breach of, or constitute a default under, to Seller's knowledge, any federal, state or local court or administrative order or process, or any agreement, contract, commitment or other instrument, including any express or implied warranty, to which Seller or the Company is a party or by which Seller or the Company (or any of its rights, properties or assets) is subject or bound; (b) to Seller's knowledge, conflict with, result in a breach of, or constitute a default under, any federal, state or local law, statute, rule or regulation; (c) result in the creation of, or give any party the right to create, any lien, charge, encumbrance, security agreement or other rights or adverse interests upon any of the Purchased Assets; (d) terminate or give any party the right to terminate, amend, abandon or refuse to perform any agreement, contract or commitment to which Seller or the Company is a party or by which Seller or the Company (or any of its rights, properties or assets) is subject or bound; or (e) accelerate or modify, or give to any party thereto the right to accelerate or modify, the time within which, or the terms under which, either Seller, the Company or any third party is to perform any duties or obligations or receive any rights or benefits under any agreement, contract or commitment.

            6. Force Majeure. The Purchased Assets have not been materially and adversely affected in any way as a result of any fire, explosion, earthquake, flood, windstorm, accident or any other casualty, labor trouble, condemnation, requisition or taking of property by any government or any agency of any government, embargo, riot, act of God or public enemy, or other similar or dissimilar casualty or event.

            7. Facility. The Business is operated exclusively at 330 10th Avenue, San Diego, California 92101 (the "Facility").

            8. Title to Assets. Except for the equipment leased under the Assumed Equipment Leases, Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to the Purchased Assets, free and clear of any and all mortgages, liens, claims, charges, options, purchase agreements, security agreements and interests, commission arrangements, title retention agreements, encumbrances, covenants, restrictions and adverse interests of any kind or nature whatsoever. Each of the Purchased Assets, including the fixtures, vehicles, equipment, machinery, furniture and other tangible assets transferred hereunder, is in good repair and in good, marketable and operating condition and is suitable for the purposes for which it presently is being used.

            9. Financial Statements. Seller has delivered to Buyer the balance sheets of the Company as of December 31, 1996 and December 31, 1997 (collectively, the "Balance Sheets"), and the related statements of operations for the years then ended (collectively, the "Financial Statements"), which are attached hereto as Schedule 9. In addition, Schedule 9 contains: (i) the unaudited balance sheet of the Company for the seven-month period ended on July 31, 1998 (the "Interim Balance Sheet"); (ii) the related unaudited statement of operations for the seven-month period ended on July 31, 1998 (collectively, the "Interim Financial Statements"); and (iii) the 1998 fiscal forecast of the Company. To Seller's knowledge, all such financial statements and information, together with any notes thereto, are correct and present fairly the financial position of the Company as of the respective dates indicated and its results of operations for the periods then ended (subject to normal year-end adjustments).

            10. Books and Records. The books of account and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, to Seller's knowledge, all of those books and records relating to the Business and the Purchased Assets will be in the possession of the Company.

            11. Condition and Sufficiency of the Purchased Assets. Except as set forth in Schedule 11, the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and to Seller's knowledge none of the Purchased Assets is in need of maintenance or repair.

            12. Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

            13. Accounts Payable. Schedule 13 contains a complete and accurate list of all rights, claims and obligations to and under the Excluded Accounts Payable of the Business at July 31, 1998. Seller shall be solely responsible for the payment of and/or obligations under the Excluded Accounts Payable.

            14. Accounts Receivable. Schedule 14 contains a complete and accurate list of the Excluded Accounts Receivable of the Company.

            15. No Undisclosed Liabilities. Except as set forth in Schedule 15, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

            16. Litigation. There is no suit, action, claim or litigation, or legal, administrative, arbitration or other proceeding or governmental investigation or inquiry pending or, to Seller's knowledge, threatened against or affecting the Company, the Business or any of its property or assets, including the Purchased Assets, and there is no basis for any such action, nor is there any judgment, decree, injunction, ruling, award, order or writ of any court, governmental department, commission, agency, instrumentality, arbitration or other person outstanding against, binding upon or involving the Company, the Business, or any of its properties or assets. Neither Seller nor the Company, nor any of its officers or, to Seller's knowledge, its employees is currently charged with, or is currently under investigation with respect to, any violation of any provision of any foreign, federal, state or local law or administrative regulation in respect of the Business and the Purchased Assets. The Company is not in default with respect to any judgment, decree, injunction, ruling, award, order or writ of any foreign, federal, state, municipal agency or other governmental department, board, commission, bureau, agency or instrumentality.

            17. Taxes. All federal, state, county, local, foreign and other tax returns, reports and declarations (including income, excise, property, franchise, sales and use taxes) required to be filed with respect to the Company or by or on behalf of the Business by the Company have been duly filed (or extensions for filing have been filed) and such returns are complete and accurate and disclose all taxes required to be paid for the periods covered thereby. All taxes shown on such returns and any deficiency assessments, penalties and interest have been paid. There are no tax liens on any of the Purchased Assets and no basis exists for the imposition of any such liens. All federal, state, local and foreign taxes, assessments, fees and charges (including interest and penalties, if any) required to be paid or claimed to be due from or with respect to Seller for any period prior to the Closing Date have been fully paid, as of the date hereof or will be paid by Seller together with any interest and penalties thereon. All returns required to be filed for any period prior to the Closing Date which are not filed as of the Closing will be duly filed. Notwithstanding any other provision set forth in this Agreement, Seller is satisfied as to, and has relied solely upon his tax advisors with respect to, the incidents of taxation which will or may result from the transactions contemplated by this Agreement.

            18. No Material Adverse Change. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the Business, operations, properties, prospects, assets, or condition of the Company and/or the Purchased Assets, and no event has occurred or circumstance exists that may result in such a material adverse change.

            19. Legal Compliance.

                  (a) To Seller's knowledge, Seller has complied with all laws, statutes, ordinances, rules, regulations and orders of all governmental entities applicable to the Business or the Purchased Assets, except where noncompliance individually or in the aggregate would not materially and adversely affect the Business or the Purchased Assets. Seller and the Company have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the Business, all of which are valid and effective.

                  (b) To Seller's knowledge, the operations, practices, policies and procedures of the Company and its employees have been conducted and, through and including the Closing Date, will be conducted in compliance with, and have not and will not give rise to any loss, liability, damage, costs or expenses under, all applicable federal, state and local laws, orders, regulations, directives and restrictions concerning protection of the environment, the disposal of hazardous, toxic or industrial chemicals, substances or wastes and health and safety.

                  (c) There are no claims or correspondence with respect to, investigations, litigation, administrative proceedings, judgments or orders, whether pending or threatened relating to any hazardous substances, hazardous wastes, discharges, emissions or other forms of pollution (collectively "EPA Matters") relating in any way to the Facility. Neither Seller nor the Company has liability for clean-up, compliance or required capital expenditures in connection with any EPA Matter arising prior to the date hereof which affect or may affect, materially or adversely, the Business or the Purchased Assets.

                  (d) No hazardous or toxic substances, within the meaning of any applicable statute or regulation, are presently stored or otherwise located at the Facility which affects or may affect materially and adversely the Business and/or the Purchased Assets; and, further within the definition of such statutes, no part of the Facility or adjacent parcels of real estate, including the groundwater located thereon or thereunder, is presently contaminated by any such substance which affects or may affect, materially and adversely, the Business or the Purchased Assets.

                  (e) No notice has been issued and no investigation or review is pending or, to Seller's knowledge, threatened by any governmental entity with respect to (i) any alleged violation by Seller or the Company of any law, ordinance, rule, regulation, order, policy or guideline of any governmental entity, or (ii) any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the Business or the Purchased Assets. Seller has furnished Buyer with copies of all reports or other documents concerning the Company or its employees made by Seller or the Company during the past five years pursuant to any law, ordinance, rule, regulation, order, policy or guideline of any governmental entity and workers' compensation statutes. Neither Seller nor the Company has filed a notice or report of any release of any hazardous or toxic substances, within the meaning of any applicable statute or regulation, that affects or may affect, materially and adversely, the Business or the Purchased Assets.

            20. Assumed Contracts; No Defaults.

                  (a) Schedule 20(a) sets forth: (i) a complete and accurate list, and Seller has made available to Buyer for inspection true and complete copies, of each Assumed Contract and (ii) a complete description of all material oral agreements and contracts relating to the Business or the Purchased Assets;
Schedule 20(a) sets forth reasonably complete details concerning each Assumed Contract, including the parties to such Assumed Contract and the amount of the remaining commitment of the Company under such Assumed Contract.

                  (b) Except as set forth in Schedule 20(b):

                        (i) neither Seller, nor the Company nor any family member or affiliate ("Related Person") of Seller or the Company has or may acquire any rights under, and neither Seller nor the Company has or may become subject to any obligation or liability under, any contract or agreement that relates to the Business or any of the Purchased Assets; and

                        (ii) no officer, agent, employee, consultant, or contractor of the Company is bound by any contract or agreement that purports to limit the ability of such officer, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business of the Company, or (B) assign to the Company or to any other individual, corporation, partnership or other entity (a "Person") any rights to any invention, improvement, or discovery.

                  (c) Except as set forth in Schedule 20(c), each Assumed Contract is in full force and effect and is valid and enforceable in accordance with its terms.

                  (d) Except as set forth in Schedule 20(d):

                        (i) each of Seller and the Company is, and at all times has been, in full compliance with all applicable terms and requirements of each Assumed Contract under which Seller or the Company has or had any obligation or liability or by which Seller or the Company or any of the Purchased Assets is or was bound;

                        (ii) each other Person that has or had any obligation or liability under any Assumed Contract under which Seller or the Company has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Assumed Contract;

                        (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller, the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assumed Contract; and

                        (iv) neither Seller nor the Company has given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Assumed Contract.

                  (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any Assumed Contract with any Person and no such Person has made written demand for such renegotiation.

                  (f) Each of the Assumed Contracts has been entered into in the ordinary course of business and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any applicable federal, state or local law, order, regulation or directive.

            21. Insurance.

                  (a) Seller has delivered to Buyer:

                        (i) true and complete copies of all policies of insurance to which Seller or the Company is a party or under which Seller or the Company or the Business is or has been covered at any time within the two years preceding the date of this Agreement;

                        (ii) true and complete copies of all pending applications for policies of insurance; and

                  (b) Schedule 21(b) describes:

                        (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

                        (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                        (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  (c) Schedule 21(c) sets forth, by year, for the current policy year and each of the two preceding policy years:

                        (i) a summary of the loss experience under each policy;

                        (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

                              (A) the name of the claimant;

                              (B) a description of the policy by insurer, type
                  of insurance, and period of coverage; and

                              (C) the amount and a brief description of the
                  claim.

                        (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

            22. Employees. Schedule 22 sets forth a complete list of all employees of the Company, their respective positions, locations, salaries or hourly wages and severance arrangements, if any, each as of the date hereof. To Seller's knowledge, no key employee or group of employees, with the exception of Seller, has any plans to terminate employment with the Company. Each employee of the Company is employed on an "at will" basis and has no right to any material compensation following termination of employment. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has not committed any unfair labor practice and there is no organizational effort presently being made or, to Seller's knowledge, threatened by or on behalf of any labor union with respect to employees of the Company.

            23. Labor Matters. There are no controversies pending nor, to Seller's knowledge, is there any basis for any such controversies, between the Company and any of its employees, which controversies have affected or may affect materially and adversely the Business or the results of operations of the Company and/or the Purchased Assets.

            24. Intellectual Property.

                  (a) Intellectual Property Assets. Schedule 24(a) sets forth each of the Purchased Assets described in Section (m) of Exhibit 1.1 (the "Intellectual Property Assets"). The Company is the owner of all right, title, and interest in and to each of the Intellectual

Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. There are no outstanding, and to Seller's knowledge, no threatened disputes or disagreements with respect to any of the Intellectual Property Assets.

                  (b) Agreements. Schedule 24(b) contains a complete and accurate list and summary description of all Assumed Contracts relating to the Intellectual Property Assets. There are no outstanding and, to Seller's knowledge, no threatened disputes or disagreements with respect to any such Assumed Contract.

                  (c) Know-How Necessary for the Business. The Intellectual Property Assets are all those used in the operation of the Company's Business as currently conducted. Seller or the Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

            25. Certain Payments. Since January 1, 1998, neither the Company, nor any of its officers, agents, or employees, nor any other Person, in each case, associated with or acting for or on behalf of the Company, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or
(iv) in violation of any legal requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

            26. Disclosure.

                  (a) No representation or warranty of Seller in this Agreement and no statement in the schedules hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) There is no fact known to Seller that has specific application to either Seller or the Company or the Purchased Assets (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement (including the exhibits and schedules hereto).

            27. Relationships with Related Persons. Neither Seller nor the Company nor any Related Person of Seller or of the Company owns, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company.


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

Except as set forth in Schedule 27, neither Seller nor any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

            28. No Consents. Except for the consents to assignment of the Assumed Lease and compliance with Article 6 of the UCC, no permit, consent, approval, novation, authorization or other order of or filing with any governmental authority, board or other regulatory body or any other person is required in connection with the execution, delivery and consummation of this Agreement by Seller and the consummation of the transactions contemplated hereby.

            29. Information. Seller has furnished and will continue to furnish to Buyer detailed information with respect to the Facility, the Purchased Assets, the liabilities and earnings of the Company, and Seller acknowledges that Buyer has relied and will rely thereon in entering into this Agreement and consummating the transaction contemplated by this Agreement. All information contained in the exhibits and schedules attached to this Agreement and in the documents furnished to Buyer by Seller pursuant to this Agreement or otherwise is, and shall be at the Closing, true, correct and complete. All underlying documents incorporated or referred to in such exhibits and schedules, or in documents otherwise furnished to Buyer by Seller or by the Company are true, correct and complete copies thereof, as the same have been or shall be amended or modified.

            30. Invoices. The invoices made available to Buyer are true, complete and correct.

            31. Location of Purchased Assets. Except certain machinery and equipment located at its respective location set forth opposite its description on Schedule 20(a) attached hereto, all of the Purchased Assets are located at the Facility.

            32. Leases. Set forth on Schedule 32 hereto is an accurate and complete list of all leases pursuant to which the Company leases real or personal property and which provide for annual payments on the part of the Company in excess of $10,000. A true and complete copy of each such lease has been delivered to Buyer, and no changes have been made therein since the date of such delivery. Each such lease is valid, binding and enforceable in accordance with its terms, there are no existing material defaults by the Company thereunder and no event has occurred which (with or without notice, lapse of time or both) would constitute a material default thereunder by any party.

            33. Pre-Closing Activity List. As of the Closing Date, the Accounts Receivable listed on the Pre-Closing Activity List represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, each of the Accounts Receivable are or will be as of the Closing Date current and collectible in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Assumed Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

            B. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller and to the Company as of the date hereof and as of the Closing Date as follows:

            1. Due Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has full corporate power and authority to consummate the transactions hereunder.

            2. Authority. Buyer now has, and on the Closing Date will have, the full corporate right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other actions required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby will have been duly and properly taken as of the Closing Date.

            3. Validity. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally or by general equitable principles.

            4. Non-Contravention. Assuming that all requisite consents of governmental agencies and third parties have been obtained as provided in Section B(5) below, neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby, do, or would after the giving of notice or the lapse of time or both, (a) conflict with, result in a breach of, or constitute a default under, the Articles of Incorporation or the Bylaws of Buyer, or any federal, state or local court or administrative order or process, or any other material agreement, contract, commitment or other instrument, including any express or implied warranty, to which Buyer is a party or by which Buyer is subject or bound; (b) conflict with, result in a breach of, or constitute a default under, any federal, state, or local law, statute, rule or regulation, or (c) violate or conflict with any other material restriction of any kind or character whatsoever to which Buyer is subject.

            5. Approvals. No approval, consent, waiver, notice to or filing with any governmental entity or any party to any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Buyer is a party or to which any of its properties are subject is required, and has not been obtained or will not have been obtained on or prior to the Closing, for the execution and delivery by Buyer of this Agreement and the other agreements and instruments referred to herein to be executed and delivered by Buyer in connection herewith or the consummation by Buyer of the transactions contemplated hereby and thereby.


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